Exhibit 3.1

GRUBB & ELLIS HEALTHCARE REIT, INC.

ARTICLES OF AMENDMENT

Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the Corporation’s charter is hereby amended to read:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Healthcare Trust of America, Inc.

SECOND: This amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the Corporation’s stockholders.

THIRD: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary as of the 24th of August, 2009.

GRUBB & ELLIS HEALTHCARE REIT, INC.

By: /s/ Scott D. Peters

Name: Title:	Scott D. Peters Chief Executive Officer and President

ATTEST:

By: /s/ Kellie S. Pruitt—

Name: Title:	Kellie S. Pruitt Secretary